Exhibit 99.24

EXECUTION VERSION

Dated 5th day of July 2024
GENTAO CAPITAL LIMITED as Chargor IN FAVOUR OF SHINING RICH HOLDINGS LIMITED 耀富控股有限公司 as Investor
CHARGE OVER SHARES

THIS DEED is made on the 5th day of July 2024

BY:

GENTAO CAPITAL LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands with limited liability with company number 1759132 and with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Chargor” or the “Issuer”)

IN FAVOUR OF:

SHINING RICH HOLDINGS LIMITED 耀富控股有限公司, a BVI business company incorporated under the laws of the British Virgin Islands with limited liability with company number 1972405 and with its registered office at Portcullis Chambers, 4th Floor Ellen Skelton Building, 3076 Sir Francis Drake Highway, Road Town, Tortola, British Virgin Islands VG1110 (the “Investor”).

(The parties referred above shall collectively be referred to as the “Parties” and each a “Party”.)

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined in this Deed or unless the context otherwise requires, terms and expressions defined in or construed for the purposes of the Subscription Agreement as amended from time to time shall bear the same meanings when used herein. In addition:

“Additional Ordinary Shares” means:

(a)	33,628,926 Class A Shares represented by 5,604,821 ADS to be re-registered in the name of the Chargor pursuant to paragraph (a)(iii) of clause 15.21 (Conditions Subsequent) of the Subscription Agreement;

(b)	the Further Shares;

(c)	any Class A Shares and/or Class B Shares acquired by the Chargor in respect of Shares by reason of a stock split, stock dividends, stock dividend paid or made in respect of Shares in the form of Class A Shares or Class B Shares (as the case may be), reclassification, conversion or otherwise, including any Class A Shares converted from Shares in the form of Class B Shares in accordance with the memorandum and articles of association of Listco and in accordance with the ADS Conversion Process (or otherwise); and

(d)	any Class A Shares released or returned by the Depositary (or its nominee) to the Chargor as a result of:

(i)	any Shares being unable to be deposited with the Depositary in accordance with the ADS Conversion Process for any reason;

(ii)	any ADSs previously issued in exchange for the deposit of such Shares being surrendered for the purpose of withdrawal of the Class A Shares represented thereby (whether or not at the direction of the Investor).

“ADS Conversion Process” means the process comprising of the deposit of all or any part of the Class A Shares with the Depositary (or its nominee) in exchange for the issuance by the Depositary of a corresponding number of ADSs representing the Class A Shares being exchanged.

“BVI Act” means the British Virgin Islands Business Companies Act 2004, as amended and/or supplemented from time to time.

“Certificated Shares” means any and all of the Shares which are represented by a share certificate from time to time.

“Charged Property” means: (a) the Share Collateral (and any part of them); (b) the Related Rights in relation to the Share Collateral; and (c) all the assets and/or undertaking (including but not limited to the Share Collateral and all Related Rights in relation thereto) of the Chargor which from time to time are the subject of the security created or expressed to be created in favour of the Investor by or pursuant to this Deed.

“Collateral Rights” means all rights, powers and remedies of the Investor provided by or pursuant to this Deed or by law.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Companies Ordinance” means the Companies Ordinance (Cap. 622 of the laws of Hong Kong).

“Event of Default” has the meaning given to the term “Event of Default” under the Note Instrument.

“Further Shares” means all Class A Shares and Class B Shares held by the Chargor which are required under paragraph (b) of clause 15.21 (Conditions Subsequent) or any other provisions of the Subscription Agreement to become subject to the Security conferred or intended to be conferred on the Investor by or pursuant to this Deed in form and substance satisfactory to the Investor.

“Initial Class A Share” means the one (1) Class A Share owned by the Chargor, represented by share certificate number OA-284).

“Listco” means VNET Group, Inc. ( 世纪互联集团), an exempted company incorporated in the Cayman Islands with limited liability whose class A ordinary shares (in the form of ADSs) are traded under the ticker symbol “VNET” on NASDAQ Global Select Market.

“Receiver” means a receiver or receiver and manager or an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee under a joint and/or several appointment.

“Register of Members” means the Register of Members of the Listco (including any applicable branch register and non-listed shares register) maintained by the Listco in accordance with the Companies Act.

“Related Rights” means, in relation to any Charged Property:

(a)	any proceeds of sale, transfer, redemption, substitution, exchange, conversion or other disposal, or agreement for sale, transfer, redemption, substitution, exchange, conversion or other disposal, of;

(b)	any moneys or proceeds paid or payable (including interest and dividends) deriving from;

(c)	any rights (including to securities), claims, guarantees, indemnities, security or covenants for title in relation to;

(d)	any certificate or other evidence of title to;

(e)	all other rights, powers, benefits and privileges, present and future, which the Chargor may have in respect of; and/or

(f)	any other assets or property deriving from,

the Shares from time to time, including (A) any ADSs issued in exchange for the deposit of Shares with the Depositary (or its nominee) in accordance with clause 15.21 (Conditions Subsequent) of the Subscription Agreement and the ADS Conversion Process and (B) all other securities, assets or rights which the Chargor may have to any or all of the Shares which are deposited with or registered in the name of the Depositary or any other depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including any rights against any such person).

“Secured Obligations” means all obligations at any time due, owing or incurred by the Obligors, to the Investor under the Transaction Documents (or any of them) (as amended, restated, supplemented and/or novated from time to time), whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Security Period” means the period from and including the date of execution of this Deed to and including the date of discharge of the security created by this Deed in accordance with Clause 19 (Release of Security).

“Share Registrar” means Maples Fund Services (Asia) Limited and any successor share registrar for Listco acceptable to the Investor.

“Shares” means:

(a)	the Initial Class A Share; and

(b)	the Additional Ordinary Shares.

“Share Collateral” means all present and future Shares beneficially owned by the Chargor, and/or any substitute or additional Shares thereof from time to time, while any Secured Obligations are outstanding.

“Subscription Agreement” means the subscription agreement dated_______________2024 entered into between (among others) the Issuer as issuer and the Investor as investor, pursuant to which, the Issuer agrees to issue to the Investor, and the Investor agrees to subscribe from the Issuer, the Note (as supplemented, modified or amended from time to time).

“Triggering Event” has the meaning given to it in Clause 7.1.1.

1.2	Construction

In this Deed:

1.2.1	the rules of construction set out in clause 1.2 of the Subscription Agreement shall apply to this Deed mutatis mutandis;

1.2.2	references in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed; and

1.2.3	any reference to the Chargor and the Investor shall be construed so as to include its or their (and any subsequent) successors and any permitted assigns and transferees in accordance with their respective interests.

2.	COVENANT TO PAY

The Chargor hereby covenants with the Investor that it shall on demand pay and discharge each of the Secured Obligations on their due date as provided for in the Transaction Documents.

3.	CHARGE AND ASSIGNMENT

3.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Investor;

(ii)	is created over present and future assets of the Chargor;

(iii)	is created by the Chargor as the beneficial owner of the Charged Property; and

(iv)	is continuing security for the payment, discharge and performance of all the Secured Obligations.

(b)	If the rights of the Chargor under a document cannot be the subject of this Security without the consent of a party to that document:

(i)	the Chargor must notify the Investor promptly;

(ii)	this Security will secure all amounts which the Chargor may receive, or has received, under that document or in respect of that other asset, but exclude the document or that other asset itself; and

(iii)	unless the Investor otherwise requires, the Chargor must use reasonable endeavours to obtain the consent of the relevant party to that document being the subject of this Security.

3.2	Fixed Charge

(a)	The Chargor hereby charges as beneficial owner in favour of the Investor, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge, all the Chargor’s right, title and interest from time to time in and to the Share Collateral and all its other present and future Related Rights in relation thereto.

(b)	The Chargor hereby authorises the Investor to arrange at any time following the occurrence of an Event of Default which is continuing for the Charged Property or any part thereof to be registered in the name of the Investor (or its nominee) thereupon to be held, as so registered, subject to the terms of this Deed and at the request of the Investor, the Chargor shall without delay procure that the foregoing shall be done.

3.3	Creation of floating charge

The Chargor charges as beneficial owner to the Investor by way of first floating charge and as a continuing security for the payment and discharge of the Secured Obligations all of the Charged Property, other than any Charged Property validly and effectively charged or assigned (whether at law or in equity) pursuant to Clause 3.2 (Fixed Charge).

3.4	Conversion of floating charge

(a)	Conversion by notice

Notwithstanding anything express or implied in this Deed, the Investor may at any time after the occurrence of an Event of Default, by giving notice in writing to that effect to the Chargor convert the floating charge created by Clause 3.3 (Creation of floating charge) into a fixed charge as regards any assets specified in such notice. The conversion shall take effect immediately upon the giving of the notice.

(b)	Automatic conversion

Notwithstanding anything express or implied in this Deed, and without prejudice to any law which may have similar effect, if:

(i)	the Chargor creates or attempts to create any security over all or any of the Charged Property without the prior consent of the Investor or save as expressly permitted under any Transaction Document; or

(ii)	any person levies or attempts to levy any distress, sequestration, execution or other process against, or appoints a receiver over, any of the Charged Property; or

(iii)	if any steps are taken, including the presentation of a petition and the making of an application for the liquidation, insolvency or administration of the Chargor or if a provisional liquidator or liquidator is appointed; or

(iv)	in any other circumstances prescribed by law,

then the floating charge created by Clause 3.3 (Creation of floating charge) will automatically (without notice) be converted into a fixed charge as regards all of the assets subject to the floating charge.

(c)	Partial conversion

The giving of a notice by the Investor pursuant to Clause 3.4(a) (Conversion by notice) in relation to any Charged Property shall not be construed as a waiver or abandonment of the rights of the Investor to serve similar notices in respect of any other class of assets or any other right of the Investor.

4.	PERFECTION OF SECURITY

4.1	Perfection

4.1.1	The Chargor shall promptly after execution of this Deed (or, in respect of any Additional Ordinary Shares acquired after the date of this Deed, promptly after such Additional Ordinary Shares become subject to the Security conferred or intended to be conferred on the Investor by or pursuant to this Deed) procure that the following notation to be entered on the Register of Members provided that such notation shall be completed to reflect the details of the relevant Shares:

“The [☐] class [☐] ordinary shares issued and registered in the name of GenTao Capital Limited represented by share certificate[s] number [☐] [and [☐]] are charged in favour of Shining Rich Holdings Limited 耀富控股有限公司 pursuant to a charge over shares dated [Date] 2024, as amended from time to time. The date that this annotation is made is [Date].”

4.1.2	The Chargor shall provide the Investor with a certified true copy of an extract of the Register of Members with the annotation referred to in Clause 4.1.1 within five (5) Business Days of the date of this Deed (or, in respect of any Additional Ordinary Shares acquired after the date of this Deed, within five (5) Business Days of the date on which such Additional Ordinary Shares become subject to the Security conferred or intended to be conferred on the Investor by or pursuant to this Deed).

4.1.3	The Chargor represents and warrants that, on the date of this Deed, it is not registered as a non-Hong Kong company under Part 16 of the Companies Ordinance nor has it made any application to be so registered.

4.1.4	If at any time after the date of this Deed, the Chargor applies to have itself registered as a non-Hong Kong company under Part 16 of the Companies Ordinance, it shall promptly notify the Investor in writing. Without prejudice to the foregoing, upon its being registered as a non-Hong Kong company under Part 16 of the Companies Ordinance, the Chargor shall promptly:

(a)	notify the Investor and provide it with the details of such registration; and

(b)	(and in any case within one month after the date of such registration) take all necessary steps to comply with the requirements under section 340 of the Companies Ordinance in respect of this Deed and the security created hereby.

4.1.5	Registration of Security in the BVI

(a)	The Chargor is required by section 162 of the BVI Act to establish and maintain a register of charges (“Register of Charges”) and details of the Security created by this Deed shall be entered in the Register of Charges kept at the Chargor’s registered office or at the office of the registered agent of the Chargor. The Chargor shall, within five (5) Business Days of the execution of this Deed and in compliance with the BVI Act, enter the details of the Security created by this Deed in the Register of Charges maintained at the Chargor’s registered office. The Chargor shall, within five (5) Business Days of the execution of this Deed, deliver to the Investor a copy of the Register of Charges duly certified by a director of the Chargor.

(b)	The Chargor shall, or shall assist the Investor to, contemporaneously with the execution of this Deed, register with the Registrar of Corporate Affairs in the British Virgin Islands details of the Security created by this Deed in the Register of Registered Charges maintained at the Registrar pursuant to section 163 of the BVI Act.

(c)	If the registration referred to in paragraph (b) of this Clause 4.1.5 is not being effected by or on behalf of the Investor, the Chargor shall, promptly on receipt, and in any event, within fifteen (15) Business Days from the date of this Deed, deliver to the Investor a true copy of the Certificate of Registration of Charge in relation to the registration of this Deed duly certified by a director of the Chargor.

4.2	[Intentionally deleted]

4.3	Delivery of Documents of Title

The Chargor shall:

4.3.1	on the date of this Deed, deposit with the Investor (or procure the deposit with the Investor of) an acknowledgment from each person (if any) holding any Shares existing as at the date of this Deed as its nominee, substantially in the form set out in Schedule 2 (Form of Acknowledgment from Nominee);

4.3.2	procure that, where any nominee holding any Shares or Related Rights ceases to be or act as such, the successor nominee (or, if more than one, each successor nominee)) shall forthwith execute and deliver to the Investor an acknowledgment in respect of such Shares or Related Rights in substantially the form set out in Schedule 2 (Form of Acknowledgment from Nominee) or in such other form as the Investor may reasonably request;

4.3.3	on the date of this Deed, deposit with the Investor (or procure the deposit with the Investor of) the following in respect of the Initial Class A Share existing as at the date of this Deed:

(a)	all share certificates (if any) or other documents of title;

(b)	an instrument of transfer in the form set out in Schedule 1 (Form of Instrument of Transfer) which has been duly executed by the Chargor as transferor in blank (with the date, the name of the transferee and the number of shares left blank);

(c)	an irrevocable proxy and irrevocable power of attorney made in respect of the Share Collateral in the form set out in Schedule 3 (Form of Irrevocable Appointment of Proxy and Power of Attorney) which has been duly executed by the Chargor in blank (with the date and the number of shares left blank); and

(d)	a notice of charge from the Chargor to the Listco in the form set out in Schedule 4 (Form of Notice of Charge) which has been duly executed by the Chargor,

the documents set out in paragraphs (a) to (d) above together, the “Security Deliverables”;

4.3.4	deposit with the Investor (or procure the deposit with the Investor of) such documents as the Investor deems necessary or desirable for the ADS Conversion Process in form and substance satisfactory to the Investor (collectively, the “ADS Conversion Documents”):

(a)	on the date of this Deed, all documents for the ADS Conversion Process in the form set out in Schedule 5 to Schedule 12 which have been duly executed by the Chargor or the Listco (as the case may be); and

(b)	such further ADS Conversion Documents as the Investor deems necessary or desirable in accordance with clause 15.21 (Conditions Subsequent) of the Subscription Agreement,

4.3.5	in respect of the Additional Ordinary Shares, the Chargor shall, deliver (or procured there to be delivered) to the Investor the following documents in form and substance satisfactory to the Investor, (i) in respect of the 33,628,926 Class A Shares represented by 5,604,821 ADS to be re-registered in the name of the Chargor pursuant to paragraphs (a)(iii) and (iv) of clause 15.21 (Conditions Subsequent) of the Subscription Agreement, on the date such re-registration is completed; (ii) in the case of any Additional Ordinary Shares that are Further Shares, on or prior to the date on which such Additional Ordinary Shares are required to be furnished as Security pursuant to paragraph (b) of clause 15.21 (Conditions Subsequent) or any other provisions of the Subscription Agreement (or, in respect of the ADS Conversion Documents only, if later, the date on which any documents in respect of such Additional Ordinary Shares are required to be delivered under paragraph (d) of clause 15.21 (Conditions Subsequent) of the Subscription Agreement); and (iii) in the case of other Additional Ordinary Shares , on the date on which such Additional Ordinary Shares become so subject to the Security conferred or intended to be conferred on the Investor by or pursuant to this Deed (or, in respect of the ADS Conversion Documents only, if later, the date on which any documents in respect of such Additional Ordinary Shares are required to be delivered under paragraph (d) of clause 15.21 (Conditions Subsequent) of the Subscription Agreement):

(a)	a certified true copy of an extract of the Register of Members showing the Chargor as the registered owner of the Additional Ordinary Shares;

(b)	original valid and duly issued share certificates or other documents of title representing such Additional Ordinary Shares; and

(c)	all Security Deliverables in respect of such Additional Ordinary Shares (each of which has been duly executed by the Chargor in the manner set out in Clause 4.3.3) in form and substance satisfactory to the Investor;

(d)	all ADS Conversion Documents;

4.3.6	on the date of any removal or resignation of any director of the Chargor who executed any Security Deliverables or any documents deposited with the Investor pursuant to Clauses 4.3.3, 4.3.4 or 4.3.5 in respect of any Shares during the Security Period, the Chargor shall promptly deliver or cause to be delivered to the Investor a replacement of all such items (each having been duly executed by a continuing or replacement director of the Chargor (in the case of any Security Deliverables) in the manner set out in Clause 4.3.3 and (in other cases) in form and substance satisfactory to the Investor) and a certified copy of the register of directors of the Chargor maintained by the Chargor in accordance with the BVI Act in form and substance satisfactory to the Investor;

4.3.7	if at any time during the Security Period, the Investor determines that the form of any Security Deliverable or any documents deposited with the Investor pursuant to Clause 4.3.4 or 4.3.5(d) has been amended, updated or replaced by Listco, the Depositary, the Share Registrar and/or the registered office provider of Listco rendering such item or document delivered incapable of being used to effect the ADS Conversion Process, the Chargor shall promptly on demand by the Investor, deliver to the Investor a copy of the amended, updated or replaced form of such item or document (each having been duly executed by the Chargor (in the case of any Security Deliverables) in the manner set out in Clause 4.3.3) in form and substance satisfactory to the Investor;

4.3.8	the Investor shall be entitled to hold all documents and instruments delivered to it pursuant to this Clause 4.3 until the end of the Security Period, and the Chargor hereby irrevocably and unconditionally authorises (and, with respect to paragraph 4.3.8 of this Clause 4.3.8, requests and authorises) the Investor to (and the Investor shall be entitled to), at any time after the occurrence of an Event of Default which is continuing, complete, date and put into effect, under its power of attorney given in this Deed or otherwise, such documents and instruments to effect a transfer of all or any Shares in favour of itself or such other person as it shall direct; and

4.3.9	any document or instrument required to be delivered to the Investor pursuant to this Clause 4.3 which is for any reason not so delivered or which is released by the Investor to the Chargor shall be held on trust by the Chargor for the Investor.

5.	FURTHER ASSURANCE

5.1	Further Assurance: General

The Chargor shall promptly at its own cost do all such acts and/or execute all such documents (including without limitation assignments, transfers, mortgages, charges, notices and instructions) as the Investor may reasonably specify (and in such form as the Investor may reasonably require in favour of the Investor or its nominee(s)):

5.1.1	to create, perfect, protect or preserve the security created or intended to be created in respect of the Charged Property (which may include, without limitation, the re-execution of this Deed, the execution by the Chargor of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, any part of the Charged Property) or for the exercise of the Collateral Rights, and the giving of any notice, order or direction and the making of any filing or registration, or for the exercise of the Collateral Rights; and/or

5.1.2	after the occurrence of a Triggering Event, to facilitate the realisation and/or enforcement of the assets constituting, or intended to constitute, the Charged Property (including to execute and complete in favour of the Investor, Listco, the Share Registrar, the registered office provider of Listco, the Depositary (or the nominee of any of the foregoing) or any purchaser any document and to give any instruction which the Investor may reasonably require to effect any step of the ADS Conversion Process or otherwise vest any of the Charged Property in the Investor, any Receiver or any other transferee or purchaser).

5.2	Necessary Action

The Chargor shall from time to time take all such action (whether or not requested to do so by the Investor) as is or shall be reasonably available to it (including without limitation obtaining and/or effecting all approvals) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Investor by or pursuant to this Deed.

5.3	Information

The Chargor shall promptly deliver to the Investor all information that is available to it and that is required in order for the Investor to comply with any applicable laws or regulations in respect of any Charged Property (including without limitation section 329 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or any similar provision in any articles of association or constitutional documents relating to any Charged Property.

5.4	Implied Covenants for Title

The obligations of the Chargor under this Deed shall be in addition to any covenants for title deemed to be included in this Deed under applicable law.

6.	RESTRICTIONS ON DEALINGS

6.1	Negative Pledge

The Chargor undertakes that it shall not, at any time during the subsistence of this Deed, create or permit to subsist any Security over all or any part of the Charged Property unless expressly permitted under and in accordance with any of the Transaction Documents.

6.2	No Disposal of Interests

The Chargor undertakes that, during the subsistence of this Deed, it shall not, and shall not agree to:

(a)	sell, assign, transfer or otherwise dispose of any Charged Property;

(b)	procure or permit Listco to issue any new shares;

(c)	appoint any new director, or otherwise effect any change of director, of the Listco; or

(d)	otherwise procure or permit a change of control over Listco or any Charged Property,

except (a) as otherwise permitted under clauses 15.5 and 15.22 of the Subscription Agreement or the provisions hereof; or (b) with the prior written consent of the Investor.

7.	OPERATIONS BEFORE AND AFTER TRIGGERING EVENT

7.1	Dividends

7.1.1	The Chargor shall, at all times prior to the giving of a notice in writing by the Investor to the Chargor (a “Triggering Event”) that an Event of Default has occurred, ensure that all dividends paid or made in respect of any Charged Property are applied in accordance with the terms of the Subscription Agreement.

7.1.2	After the occurrence of a Triggering Event, the Chargor shall promptly pay over and deliver to the Investor for application in accordance with this Deed (and the Investor may apply in accordance with this Deed) any and all dividends, distributions, interest and/or other monies received and/or recovered by it in respect of all or any part of the Charged Property.

7.1.3	Any and all dividends, distributions, interest and/or other monies received, recovered or paid/delivered to the order of the Chargor (other than in cash) in respect of any or all of the Charged Property shall be held by the Chargor subject to the security constituted by this Deed, provided that if such receipt or recovery is made after the occurrence of a Triggering Event, the Chargor shall promptly deliver such dividends, distributions, interest and/or other monies to the Investor for application in accordance with this Deed.

7.2	Operation: Before Triggering Event

Prior to the occurrence of a Triggering Event, the Chargor shall be entitled to exercise all voting rights in relation to any or all of the Share Collateral provided that the Chargor shall not exercise such voting rights in any manner that could give rise to, or otherwise permit or agree to, any (a) variation of the rights attaching to or conferred by any of the Share Collateral or (b) any liability on the part of the Investor.

7.3	Operation: After Triggering Event

The Investor may, upon and/or after the occurrence of a Triggering Event, at its discretion (in the name of the Chargor or otherwise and without any further consent or authority from the Chargor):

7.3.1	exercise (or refrain from exercising) any voting rights in respect of the Charged Property;

7.3.2	apply all dividends, distributions, interest and other monies arising from all or any of the Charged Property in accordance with Clause 13 (Application of Monies);

7.3.3	have the right to complete, date and put into effect any documents referred to in Clause 4.3 of this Deed or transfer all or any of the Charged Property into the name of such nominee(s) of the Investor as it shall think fit; and

7.3.4	cause the conversion or dematerialisation of any of the Charged Property into scripless securities and the deposit of such scripless securities into any account (whether in the name of the Investor or otherwise); and

7.3.5	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Property, including without limitation the right, in relation to any company, corporation or entity whose shares, equity interests or other securities are included in the Charged Property or any part thereof, to concur or participate in:

(a)	the reconstruction, amalgamation, sale or other disposal of such company, corporation or entity or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares, equity interests or securities as a consequence thereof);

(b)	the release, modification or variation of any rights or liabilities attaching to such shares, equity interests or securities; and

(c)	the exercise, renunciation or assignment of any right to subscribe for any shares, equity interests or securities,

in each case in such manner and on such terms as the Investor may think fit, and the proceeds of any such action shall form part of the Charged Property and may be applied by the Investor in accordance with Clause 13 (Application of Monies).

7.4	Payment of Calls

The Chargor shall pay when due all calls or other payments which may be or become due in respect of any of the Charged Property, and in any case of default by the Chargor in such payment, the Investor may, if it thinks fit, make such payment on behalf of the Chargor in which case any sums paid by the Investor shall be reimbursed by the Chargor to the Investor on demand.

7.5	Exercise of Rights

7.5.1	The Chargor shall not exercise any of its rights and powers in relation to any of the Charged Property in any manner which, in the opinion of the Investor, would prejudice the value of, or the ability of the Investor to realise, the security created by this Deed.

7.5.2	The Investor shall not have any duty to ensure that any dividends, interest or other monies and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, monies or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.

7.5.3	The Chargor shall not at any time during the Security Period exercise the right to nominate any person other than the Investor or the nominee of the Investor to enjoy or exercise any right relating to any of the Charged Property.

8.	[INTENTIONALLY DELETED]

9.	ENFORCEMENT OF SECURITY

9.1	Enforcement

Upon and after the occurrence of a Triggering Event or if the Chargor requests the Investor to exercise any of its powers under this Deed, the security created by or pursuant to this Deed is immediately enforceable and the Investor may, with prior notice to the Chargor or prior authorisation from any court, in its absolute discretion:

9.1.1	assume control of, and to have it or its nominee registered as holder of legal title to, any Charged Property;

9.1.2	sell, exchange, grant options over, or otherwise dispose of, any Charged Property by any method, at any time and on any terms, it thinks fit or to postpone doing of any of these things;

9.1.3	complete, date and deliver any document delivered to it under this Deed;

9.1.4	borrow or raise money either unsecured or on the security of the Charged Property (either in priority to the Security conferred or intended to be conferred on the Investor by or pursuant to this Deed or otherwise);

9.1.5	settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands relating to the Charged Property;

9.1.6	bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Property or any business of the Chargor;

9.1.7	redeem any Security (whether or not having priority to the Security conferred or intended to be conferred on the Investor by or pursuant to this Deed) over the Charged Property and to settle the accounts of any person with an interest in the Charged Property;

9.1.8	exercise and do (or permit the Chargor or any nominee of the Chargor to exercise and do) all such rights and things as the Investor would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Property;

9.1.9	enforce all or any part of such security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and

9.1.10	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by this Deed on any Receiver or otherwise conferred by law on mortgagees and/or Receivers.

9.2	No Liability as Mortgagee in Possession

Neither the Investor nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or a mortgagee in possession might otherwise be liable, unless in each case, directly caused by its wilful misconduct.

10.	POWERS OF SALE

10.1	Extension of Powers

The power of sale or other disposal conferred on the Investor and on any Receiver by this Deed shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Deed and shall be exercisable in accordance with Clause 9.1 (Enforcement) and any applicable law or regulation.

10.2	Restrictions

Any restrictions imposed by law on the power of sale or on the consolidation of security (including without limitation any restriction under paragraph 11 of the Fourth Schedule to the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong) shall be excluded to the fullest extent permitted by law.

11.	APPOINTMENT OF RECEIVER

11.1	Appointment and Removal

Upon and after the occurrence of a Triggering Event or if requested to do so by the Chargor, the Investor may by deed or otherwise (acting through an authorised officer of the Investor), without prior notice to the Chargor:

11.1.1	appoint one or more persons to be a Receiver over the whole or any part of the Charged Property;

11.1.2	appoint two or more Receivers of separate parts of the Charged Property;

11.1.3	remove (so far as it is lawfully able) any Receiver so appointed; and/or

11.1.4	appoint another person(s) as an additional or replacement Receiver(s).

11.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 11.1 (Appointment and Removal) shall be:

11.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

11.2.2	for all purposes deemed to be the agent of the Chargor which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Investor; and

11.2.3	entitled to remuneration for his services at a rate to be fixed by the Investor from time to time.

11.3	Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Deed and to the exclusion of any other Receiver (unless the document appointing such Receiver states otherwise).

11.4	Statutory Powers of Appointment

The powers of appointment of a Receiver herein contained shall be in addition to all statutory and other powers of appointment of the Investor under applicable law and such powers shall remain exercisable from time to time by the Investor in respect of all or any part of the Charged Property.

12.	POWERS OF RECEIVER

12.1	Powers of Receiver

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Chargor which, when got in, would be Charged Property) or that part thereof in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of the Chargor or in his own name and, in each case, at the cost of the Chargor):

12.1.1	all the powers conferred by the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong on mortgagors and on mortgagees in possession and on receivers appointed under that Ordinance (as if the Charged Property constituted property that is subject to that Ordinance and as if such Receiver were appointed under that Ordinance), free from any limitation under paragraph 11 of the Fourth Schedule to that Ordinance;

12.1.2	all the powers and rights of an absolute owner and power to do or omit to do anything which the Chargor itself could do or omit to do; and

12.1.3	the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Chargor) which seem to that Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of any Collateral Rights (including without limitation realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Chargor forming, or which, when got in, would be part of the Charged Property.

12.2	Additional Powers of Receiver

In addition to and without prejudice to the generality of the foregoing, every Receiver shall (subject to any limitations or restrictions expressed in the instrument appointing him but notwithstanding any winding-up or dissolution of the Chargor) have the following powers in relation to the Charged Property (and any assets of the Chargor which, when got in, would be part of the Charged Property) in respect of which he was appointed (and every reference in this Clause 12.2 to the “Charged Property” shall be read as a reference to that part of the Charged Property in respect of which such Receiver was appointed):

12.2.1	Take Possession

power to enter upon, take immediate possession of, collect and get in the Charged Property including without limitation dividends and other income whether accrued before or after the date of his appointment;

12.2.2	Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property or this Deed in the name of the Chargor or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

12.2.3	Carry on Business

power to carry on and manage, or concur in the carrying on and management of or to appoint a manager of, the whole or any part of the Charged Property or any business relating thereto in such manner as he shall in his absolute discretion think fit;

12.2.4	Deal with Charged Property

power, in relation to the Charged Property and each and every part thereof, to sell, transfer, convey, dispose of or concur in any of the foregoing by the Chargor or any other receiver or manager of the Chargor (including without limitation to or in relation to the Investor) in such manner and generally on such terms as he thinks fit;

12.2.5	Acquisitions

power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the carrying on, improvement or realisation of the whole or any part of the Charged Property or otherwise for the benefit of the whole or any part of the Charged Property;

12.2.6	New Subsidiary

power to promote, procure the formation or otherwise acquire the share capital of, any body corporate with a view to such body corporate becoming a subsidiary of the Chargor or otherwise and purchasing, leasing or otherwise acquiring an interest in the whole or any part of the Charged Property or carrying on any business in succession to the Chargor or any subsidiary of the Chargor;

12.2.7	Insurance

power to effect, maintain or renew indemnity and other insurances and to obtain bonds and performance guarantees;

12.2.8	Borrowing

power to raise or borrow money from the Investor or any other person to rank either in priority to the security constituted by this Deed or any part of it or otherwise and with or without a mortgage or charge on the Charged Property or any part of it on such terms as he shall in his absolute discretion think fit (and no person lending such money shall be concerned to see or enquire as to the propriety or purpose of the exercise of such power or the application of money so raised or borrowed);

12.2.9	Redemption of Security

power to redeem, discharge or compromise any security whether or not having priority to the security constituted by this Deed or any part of it;

12.2.10	Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal of the Chargor; and

12.2.11	Exercise of Powers in Chargor’s Name

power to exercise any or all of the above powers on behalf of and in the name of the Chargor (notwithstanding any winding-up or dissolution of the Chargor) or on his own behalf.

12.3	Terms of Disposition

In making any sale or other disposal of all or any part of the Charged Property or any acquisition in the exercise of their respective powers (including without limitation a disposal by a Receiver to any subsidiary of the Chargor or other body corporate as is referred to in Clause 12.2.6), a Receiver or the Investor may accept or dispose of as, and by way of consideration for, such sale or other disposal or acquisition, cash, shares, loan capital or other obligations, including without limitation consideration fluctuating according to or dependent upon profit or turnover and consideration the amount whereof is to be determined by a third party. Any such consideration may, if thought expedient by the Receiver or the Investor, be nil or may be payable or receivable in a lump sum or by instalments. Any contract for any such sale, disposal or acquisition by the Receiver or the Investor may contain conditions excluding or restricting the personal liability of the Receiver or the Investor.

12.4	Relationship with Investor

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after the Security conferred or intended to be conferred on the Investor by or pursuant to this Deed becomes enforceable be exercised by the Investor in relation to any Charged Property without first appointing a Receiver and notwithstanding the appointment of a Receiver.

13.	APPLICATION OF MONIES

13.1	Order of Application

Save as otherwise expressly provided in this Deed, all moneys and/or non-cash recoveries and/or proceeds received or recovered by the Investor or any Receiver pursuant to this Deed or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and subject to Clause 13.2 (Suspense Account)) be applied:

13.1.1	first, in the payment of the costs, charges and expenses incurred and payments made by any Receiver, the payment of his remuneration and the discharge of any liabilities incurred by such Receiver in, or incidental to, the exercise of any of his powers;

13.1.2	second, be applied by the Investor as the Investor shall think fit in discharge of the Secured Obligations; and

13.1.3	third, following such payments, the remaining balance (if any) shall be paid to the Chargor for its rights and interests or such other person as may be entitled thereto.

13.2	Suspense Account

All monies received, recovered or realised under this Deed by the Investor or any Receiver or the powers conferred by it (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Secured Obligations in accordance with Clause 13.1 (Order of Application).

13.3	Application by Chargor

Any application under this Clause 13 shall override any application by the Chargor.

14.	RECEIPT AND PROTECTION OF PURCHASERS

14.1	Receipt and Consideration

The receipt of the Investor or any Receiver shall be conclusive discharge to a purchaser of any part of the Charged Property from the Investor or such Receiver and in making any sale or disposal of any part of the Charged Property or making any acquisition, the Investor or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

14.2	Protection of Purchasers

No purchaser or other person dealing with the Investor or any Receiver shall be bound to inquire whether the right of the Investor or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Investor or such Receiver in such dealings. No person (including a purchaser) dealing with the Investor or a Receiver or its or his agents will be obliged or concerned to enquire:

(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Investor or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Transaction Documents; or

(d)	how any money paid to the Investor or to that Receiver is to be applied.

The protection given to purchasers from a mortgagee in sections 52 and 55 of the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong shall apply mutatis mutandis to purchaser(s) and other person(s) dealing with the Investor or any Receiver.

15.	POWER OF ATTORNEY

15.1	Appointment and Powers

The Chargor by way of security irrevocably (within the meaning of Section 4 of the Powers of Attorney Ordinance (Cap. 31) of the Laws of Hong Kong) appoints the Investor and any Receiver severally to be its attorney and in its name, on its behalf to execute, deliver and perfect all documents and do all things which the Investor or such Receiver may consider to be necessary for:

15.1.1	carrying out any obligation imposed on the Chargor by this Deed or any other agreement binding on the Chargor to which the Investor is party (including without limitation the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property or any part thereof); and

15.1.2	enabling the Investor and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law (including, without limitation, upon or after the occurrence of a Triggering Event, the exercise of any right of a legal or beneficial owner of the Charged Property or any part thereof).

15.2	Ratification

The Chargor shall ratify and confirm all things done and all documents executed by any attorney in the lawful exercise or purported exercise of all or any of his powers pursuant to this Deed.

16.	REPRESENTATIONS

16.1	Representations

The Chargor represents and warrants to the Investor that:

16.1.1	it is a company with limited liability, duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands;

16.1.2	subject to Legal Reservations, each of the obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable obligation, and this Deed creates the security interests which it purports to create and such security interests are valid and effective;

16.1.3	the entry into and performance by it of, and the transactions contemplated by, this Deed do not and will not:

(a)	conflict with any law or regulation applicable to it;

(b)	conflict with its constitutional documents;

(c)	conflict with any agreement or instrument binding upon it or any of its assets; or

(d)	result in the existence of or oblige it to create any security over all or any of its assets (other than the security constituted pursuant to this Deed);

16.1.4	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed;

16.1.5	no limit on its powers will be exceeded as a result of the grant of security contemplated by this Deed;

16.1.6	all Approvals required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Deed;

(b)	to make this Deed admissible in evidence in its jurisdiction of incorporation and/or Hong Kong; and/or

(c)	to enable it to create the security expressed to be created by it pursuant to this Deed and to ensure that such security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect;

16.1.7	subject to Legal Reservations, the choice of the laws of Hong Kong as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation and in the courts of Hong Kong;

16.1.8	subject to Legal Reservations, any judgment obtained in the courts of Hong Kong in relation to this Deed will be recognised and enforced in its jurisdiction of incorporation and/or Hong Kong;

16.1.9	save and except for those as set out in Clause 4, under the law of its jurisdiction of incorporation it is not necessary that this Deed be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Deed;

16.1.10	all consents necessary to enable any asset that is expressed to be subject to any security under this Deed to be the subject of effective security under this Deed have been obtained and are in full force and effect;

16.1.11	it is, and will be, the sole beneficial owner of the Charged Property free from security (other than the security constituted pursuant to this Deed) and this Deed creates in favour of the Investor first ranking Security Interest over the Charged Property;

16.1.12	it has not sold or otherwise disposed of, or created, granted or permitted to subsist any security over, all or any of its right, title and interest in the Charged Property (other than the security constituted pursuant to this Deed and other than as expressly permitted under this Deed);

16.1.13	the Share Collateral have been validly issued and allotted by the Listco and are fully paid up and there are no monies or liabilities payable or outstanding by the Chargor in relation to any of the Shares;

16.1.14	it is solvent and:

(a)	no petition has been presented, no order has been made, or resolution passed for the winding up of the Chargor or for the appointment of a liquidator or provisional liquidator to the Chargor;

(b)	no administrator has been appointed in relation to the Chargor and to the best information and knowledge of the Chargor, no notice has been given or filed with the court of an intention to appoint an administrator and no petition or application has been presented or order has been made for the appointment of an administrator in respect of the Chargor;

(c)	no receiver or administrative receiver or manager has been appointed, to the best information and knowledge of the Chargor, no notice has been given of the appointment of any such person, over the whole or part of the business or assets of the Chargor;

(d)	the Chargor has not proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors; and

(e)	to the best information and knowledge of the Chargor, the Chargor is not subject to or threatened by any other procedures or steps which are analogous to those set out above.

16.1.15	no Event of Default is continuing or might reasonably be expected to result from the entry into, the performance of, or any transaction contemplated by this Deed;

16.1.16	to the best of the knowledge and information of the Chargor, no other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject; and

16.1.17	to the best information and knowledge of the Chargor, no litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency been started or threatened, or is pending, against it or its assets which may have a Material Adverse Effect.

16.2	Repetition

Each of the representations and warranties above shall be deemed to be repeated by the Chargor on each day of the Security Period by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made or repeated.

17.	UNDERTAKINGS

17.1	The Chargor shall not and shall procure that there shall not be any sale, transfer or disposal of any Shares or Charged Property or any interest therein, without the prior written consent of the Investor.

17.2	The Chargor hereby covenants during the Security Period it will remain the legal and the beneficial owner of the Charged Property (subject only to the security created by this Deed) and that it shall not:

17.2.1	create or permit to subsist any security (other than that created by this Deed) on or in respect of the whole of any part of the Charged Property or any of its interest therein; or

17.2.2	sell, lease, assign, lend, dispose of, transfer or otherwise deal with any of its interest in the Charged Property (other than pursuant to this Deed) and in any such case, without the prior written consent of the Investor; or

17.2.3	do, or permit to be done, any act or thing that would or might depreciate, jeopardise or otherwise prejudice the security held by the Investor, or diminish the value of any of the Charged Property or the effectiveness of the security created by this Deed. The Chargor shall, promptly on becoming aware, notify the Investor in writing of any representation or warranty set out in Clause 16.1 of this Deed which is incorrect or misleading in any material respect when made or deemed to be repeated and any breach of any covenant set out in this Deed.

17.3	The Chargor shall deliver to the Investor as soon as reasonably practicable immediately upon receipt by the Chargor copies of all notices of general meetings, proposed shareholder resolutions of the Listco, financial statements and all other materials distributed to, or requiring action by, shareholders of the Listco from time to time and all other materials and information distributed by the Listco to, or requiring action by, the shareholders of the Listco and such other information concerning the Listco (that the Chargor as a shareholder of the Listco would have known) as the Investor shall from time to time request.

17.4	The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Investor shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.

17.5	The Chargor shall not take, or allow the taking of, any action on its behalf which may result in the rights attaching to, or conferred by, all or any of the Charged Property being altered.

17.6	The Chargor shall not waive, release, settle, compromise, abandon or set-off any claim or the liability of any person in respect of the Related Rights, or do or omit to do any other act or thing whereby the recovery in full of the Related Rights as and when they become payable may be impeded.

18.	EFFECTIVENESS OF SECURITY

18.1	Continuing Security

The security created by or pursuant to this Deed shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Investor. No part of the security from time to time intended to be constituted by this Deed will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

18.2	Cumulative Rights

The security created by this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Investor may at any time hold for any or all of the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by the Investor over the whole or any part of the Charged Property shall merge into the security constituted by this Deed.

18.3	Chargor’s Obligations

None of the obligations of the Chargor under this Deed or the Collateral Rights shall be affected by an act, omission, matter, thing or event which, but for this Clause 18.3, would reduce, release or prejudice any of its obligations under this Deed including (without limitation and whether or not known to it or the Investor):

18.3.1	the winding-up, dissolution, administration, reorganisation, death, insolvency, incapacity or bankruptcy of the Chargor or any other person or any change in its status, function, control or ownership;

18.3.2	any of the obligations of the Chargor or any other person under any Transaction Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

18.3.3	any time, waiver or consent granted to, or composition with, the Chargor or any other person;

18.3.4	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor or any other person;

18.3.5	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

18.3.6	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

18.3.7	any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Transaction Document or any other document or security or of the Secured Obligations;

18.3.8	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security;

18.3.9	any insolvency or similar proceedings;

18.3.10	any claims or set-off right that the Chargor may have; or

18.3.11	any law, regulation or decree or order of any jurisdiction affecting the Chargor.

18.4	Chargor intent

Without prejudice to the generality of Clause 18.3(Chargor’s Obligations), the Chargor expressly confirms that it intends that the security created under this Deed, and the Collateral Rights, shall extend from time to time to any (however fundamental and of whatsoever nature, and whether or not more onerous) variation, increase, extension or addition of or to any of the Transaction Documents or any other security relating to any Transaction Document.

18.5	Remedies and Waivers

(a)	No failure on the part of the Investor to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver thereof, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

(b)	No election by the Investor or any Receiver to affirm this Deed or to waive any Collateral Rights shall be effective unless it is in writing.

(c)	The Collateral Rights are cumulative and not exclusive of the rights of the Investor or any Receiver under the general law. No single or partial exercise of any Collateral Right shall preclude any further or other exercise of that or any other Collateral Right.

18.6	Immediate recourse

The Chargor waives any right it may have of first requiring the Investor (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other person before claiming from the Chargor under this Deed.

18.7	No Liability

None of the Investor, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Deed or (b) any neglect or default in connection with all or any part of the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in the case of wilful default upon its part (as finally judicially determined).

18.8	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed under such laws nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of that security.

18.9	No Prior Demand

The Investor shall not be obliged to make any demand of or enforce any rights or claim against the Chargor or any other person, to take any action or obtain judgment in any court against the Chargor or any other person or to make or file any proof or claim in a liquidation, bankruptcy or insolvency of the Chargor or any other person or to enforce or seek to enforce any other security in respect of any or all of the Secured Obligations before exercising any Collateral Right.

18.10	Deferral of rights

Until the time when (i) all Secured Obligations have been irrevocably discharged in full and (ii) all amounts which may be or become payable by the Chargor and the Chargor under or in connection with the Transaction Documents have been irrevocably paid in full, the Chargor will not (unless the Investor otherwise directs) exercise any rights which it may have by reason of performance by it of its obligations under this Deed:

18.10.1	to be indemnified by the Chargor;

18.10.2	to claim any contribution from any guarantor (if any) of the Chargor’s obligations under any or all of the Transaction Documents; and/or

18.10.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Investor under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Investor.

18.11	Settlement conditional

Any settlement, discharge or release hereunder in relation to the Chargor or all or any part of the Charged Property shall be conditional upon no security or payment by the Chargor to the Investor being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application or any similar event or for any other reason and shall in the event of any such avoidance or reduction or similar event be void and the liability of the Chargor under this Deed and the Security created by this Deed shall continue as if such payment, settlement, discharge or release had not occurred.

19.	RELEASE OF SECURITY

19.1	Redemption of Security

Upon the time when (i) all Secured Obligations have been irrevocably discharged in full, and (ii) all amounts which may be or become payable by the Chargor under or in connection with the Transaction Documents have been irrevocably paid in full, the Investor shall, at the request (with reasonable notice) and cost of the Chargor, as soon as reasonably practicable, release and cancel the security constituted by this Deed on the relevant Share Collateral or any balance paid by the Chargor under Clause 3.2 (Fixed Charge) and procure the reassignment to the Chargor of the property and assets assigned to the Investor and the return to the Chargor of the certificates and documents delivered to the Investor pursuant to this Deed (to the extent not otherwise sold, assigned or otherwise disposed of or applied in accordance with this Deed), in each case subject to Clauses 19.2 (Avoidance of Payments) and 18.11 (Settlement conditional) and without recourse to, or any representation or warranty by, the Investor or any of its nominees.

19.2	Avoidance of Payments

If the Investor reasonably considers that any amount paid or credited to or recovered by the Investor from the Chargor is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Chargor under this Deed and the security constituted by this Deed shall continue and such amount shall not be considered to have been irrevocably paid.

20.	SUBSEQUENT AND PRIOR SECURITY INTERESTS

20.1	Subsequent security interests

If the Investor (acting in its capacity as chargee or otherwise) at any time receives or is deemed to have received notice of any subsequent security or other interest affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Deed or the Transaction Documents, all payments thereafter by or on behalf of the Chargor to the Investor shall be treated as having been credited to a new account of the Investor and not as having been applied in reduction of the Secured Obligations as at the time when (or at any time after) the Investor received such notice of such subsequent security or other interest or such assignment or transfer.

20.2	Prior security interests

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking security or upon the exercise by the Investor or any Receiver of any power of sale under this Deed or any Collateral Right, the Investor may redeem any prior ranking security over or affecting any Charged Property or procure the transfer of any such prior ranking security to itself. The Investor may settle and agree the accounts of the beneficiary of any such prior security and any accounts so settled and agreed will be conclusive and binding on the Chargor. All principal, interest, costs, charges, expenses and/or other amounts relating to and/or incidental to any such redemption or transfer shall be paid by the Chargor to the Investor upon demand.

21.	CURRENCY CONVERSION AND INDEMNITY

21.1	Currency Conversion

For the purpose of or pending the discharge of any of the Secured Obligations the Investor may convert any money received, recovered or realised or subject to application by it under this Deed from one currency to another, as the Investor may think fit, and any such conversion shall be effected at the Investor’s spot rate of exchange (or, if no such spot rate of exchange is quoted by the Investor, such other rate of exchange as may be available to the Investor) for the time being for obtaining such other currency with such first-mentioned currency.

21.2	Currency Indemnity

If any sum (a “Sum”) owing by the Chargor under this Deed or any order or judgment given or made in relation to this Deed has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

21.2.1	making or filing a claim or proof against the Chargor;

21.2.2	obtaining an order or judgment in any court or other tribunal;

21.2.3	enforcing any order or judgment given or made in relation to this Deed; or

21.2.4	applying the Sum in satisfaction of any of the Secured Obligations,

the Chargor shall indemnify the Investor from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Investor at the time of such receipt or recovery of such Sum.

22.	COSTS, EXPENSES AND INDEMNITY

22.1	Costs and expenses

The Chargor shall, on demand of the Investor, reimburse the Investor on a full indemnity basis for all costs and expenses (including legal fees and any value added tax) incurred by the Investor in connection with (a) the execution of this Deed or otherwise in relation to this Deed, including but not limited to costs and expenses relating to any amendment of this Deed, (b) the perfection or enforcement of the security constituted by this Deed, (c) the exercise of any Collateral Right, together with interest from the date such costs and expenses were incurred to the date of reimbursement of the same by the Chargor, and/or (d) the release of the security constituted by this Deed.

22.2	Stamp taxes

The Chargor shall pay all stamp, registration and other Taxation to which this Deed, the security contemplated in this Deed and/or any judgment given in connection with this Deed is, or at any time may be, subject and shall, from time to time, indemnify the Investor on demand against any liabilities, costs, claims and/or expenses resulting from any failure to pay or delay in paying any such Tax.

22.3	Indemnity

The Chargor shall, notwithstanding any release or discharge of all or any part of the security constituted by this Deed, indemnify the Investor, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Deed, the exercise or purported exercise of any of the rights and powers conferred on any of them by this Deed or otherwise relating to the Charged Property or any part thereof.

23.	PAYMENTS FREE OF DEDUCTION

23.1	Tax gross-up

All payments to be made to the Investor under this Deed shall be made free and clear of and without deduction for or on account of any Taxation unless the Chargor is required to make such payment subject to the deduction or withholding of any Taxation, in which case the sum payable by the Chargor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

23.2	No set-off or counterclaim

All payments to be made by the Chargor under this Deed shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.	DISCRETION AND DELEGATION

24.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Investor or any Receiver may, subject to the applicable terms and conditions of, as the case may be, the Transaction Documents, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

24.2	Delegation

Each of the Investor and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including without limitation the power of attorney under Clause 15 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude any subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Investor or any Receiver.

24.3	Protections

In acting as investor and chargee, the Investor shall have the benefit of all indemnities, protections and rights on its part set out in the Transaction Documents, as if set out fully herein

25.	SET-OFF

The Investor may set off any matured obligation due from the Chargor under any or all of the Transaction Documents (to the extent beneficially owned by the Investor) against any matured obligation owed by the Investor to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, the Investor may convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

26.	CHANGES TO PARTIES

26.1	Successors

This Deed shall be binding upon and enure to the benefit of each party hereto and its and/or any subsequent successors and permitted assigns and transferees. Without prejudice to the foregoing, this Deed shall remain in effect despite any amalgamation or merger (however effected) relating to the Investor; and references to the Investor herein shall be deemed to include any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Investor under this Deed or to which, under such laws, those rights and obligations have been transferred.

26.2	No Assignment or Transfer by Chargor

The Chargor may not assign or transfer any or all of its rights (if any) and/or obligations under this Deed.

26.3	Assignment or Transfer by Investor

The Investor may assign or transfer any or all of its rights (if any) and/or obligations under this Deed.

26.4	Disclosure

The Investor shall be entitled to disclose such information concerning the Chargor or any other person and this Deed as the Investor considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

27.	AMENDMENTS AND WAIVERS

27.1	Any provision of this Deed may be amended or waived only by agreement in writing between the Chargor and the Investor. No third party’s signature is required for any amendment.

27.2	No failure on the part of the Investor to exercise, or delay on its part in exercising, any or all of its rights hereunder shall operate as a waiver thereof or constitute an election to affirm this Deed. No election to affirm this Deed on the part of the Investor shall be effective unless it is in writing. No single or partial exercise of any such right or remedy shall preclude any further or other exercise of such or any other right or remedy.

28.	NOTICES

28.1	Any notice, claim or demand in connection with this Deed shall be in writing, in English language, and marked “IMPORTANT LEGAL NOTICE” (each a “Notice”), and shall be delivered or sent to the recipient at its/his email address, or address (where applicable) listed below, or any other email address or address notified to the sender by the recipient for the purposes of this Instrument:

To the Chargor:	GenTao Capital Limited Address: 10 Jiuxianqiao East Road, Chaoyang District, Beijing 100016 Email: Josh.Chen@vnet.com Attention: Cheng Sheng

To the Investor:	Shining Rich Holdings Limited 耀富控股有限公司 Email: workforpapper@163.com Attention: Fang Li / Tong Lin

28.2	If any Investor that is a natural Person dies, until the Party giving a Notice has received notice in writing of the grant of probate of his will or letters of administration of his estate (or equivalent), any Notice so given shall be as effectual as if he was still living.

28.3	Without prejudice to Clause 28.2, any Notice shall be deemed to have been served: (a) if served by hand, when delivered and proof of delivery is obtained by the delivery party, (b) if served by overnight courier, on the next Business Day, or (c) if sent by email, only when received in legible form by at least one of the relevant email addresses of the person(s) to whom the communication is made. Any Notice received on a Sunday or public holiday shall be deemed to be received on the next Business Day.

29.	COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

30.	THIRD PARTY RIGHTS

30.1	A Person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Deed.

30.2	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

31.	GOVERNING LAW

This Deed shall be governed by and shall be construed in accordance with Hong Kong law.

32.	JURISDICTION

32.1	With respect to any dispute, controversy or claim arising out of or relating to this Deed, including the existence, validity, performance, interpretation, construction, breach or termination thereof or the consequences of its nullity (each a “Dispute”), the Parties hereby irrevocably submit to the exclusive jurisdiction of the Hong Kong courts.

32.2	The parties hereto agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

32.3	This Clause 32 is for the benefit of the Investor only. As a result and notwithstanding Clause 32.2, nothing herein shall prevent the Investor from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Investor may take concurrent proceedings in any number of jurisdictions.

32.4	The Chargor hereby waives with respect of this Deed any right to claim sovereign immunity from jurisdiction or execution or any similar defence, and irrevocably consents to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order of judgment made or given in connection with any proceedings arising out of or in connection with this Deed.

33.	SERVICE OF PROCESS

33.1	Without prejudice to any other mode of service allowed under any relevant law, the Chargor irrevocably appoints VNET Group Limited of 37/F., Tower 1 Metroplaza, Hing Fong Road, Kwai Fong, Hong Kong as its agent under this Deed for service of process in any proceedings before the Hong Kong courts in connection with this Deed.

33.2	If any person appointed as process agent under this Clause is unable for any reason to so act, the Chargor must immediately (and in any event within five (5) days of the event taking place) appoint another agent on terms acceptable to the Investor. Failing this, the Investor may appoint another process agent for this purpose.

33.3	The Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

33.4	This Clause does not affect any other method of service allowed by law.

SCHEDULE 1

FORM OF INSTRUMENT OF TRANSFER

Instrument of transfer

The undersigned, GenTao Capital Limited (the “Transferor”) does hereby transfer to:

(the “Transferee”),

_____________Class _____________ordinary shares standing in our name in the undertaking called

VNET Group, Inc. (世纪互联集团)

to hold the same unto the Transferee. Signed by the Transferor:

For and on behalf of

GenTao Capital Limited

Name:

Title:

Date:

Signed by the Transferee:

For and on behalf of

[Name of Transferee]

Name:

Title:

Date:

SCHEDULE 2

FORM OF ACKNOWLEDGMENT FROM NOMINEE

To:	Shining Rich Holdings Limited 耀富控股有限公司 (the “Investor”, which expression shall include its successors, assigns and transferees)

Copy to: GenTao Capital Limited of [address]

Dear Sirs,

At the request of GenTao Capital Limited, I/we hereby:

1.	warrant and confirm that I am/we are the registered holder(s) of [insert number and description of relevant Shares] in VNET Group, Inc. (世纪互联集团) (the “Shares”) and am/are holding the Shares as nominee for and on behalf of the Chargor;

2.	acknowledge that the Chargor has, pursuant to a deed of Charge over Shares (as amended and/or supplemented from time to time, the “Deed”) dated_________________ 2024 by the Chargor in favour of the Investor, charged and/or granted security over the Shares in favour of you as security upon the terms and conditions specified therein;

3.	undertake that [I]/[we] shall, upon and at all times after the earlier of being requested by you to do so or the enforcement of the security constituted by the Deed in respect of the Shares, hold the Shares on trust for you (or any other person whom you may nominate);

4.	undertake that [I]/[we] shall, upon being requested by you to do so, transfer the legal title in the Shares to you (or any other person whom you may nominate) and do all acts and execute all documents as may be necessary and/or as you may require for such purpose; and

5.	irrevocably and unconditionally appoint each of you and any Receiver (as defined in the Deed) severally to be [my]/[our] attorney on the terms of Clause 15 (Power of Attorney) of the Deed (applying mutatis mutandis) as if [I was]/[we were] the Chargor, and undertake to execute such further powers of attorney in such form as you may reasonably require from time to time.

This acknowledgment is governed by and shall be construed in accordance with the laws of Hong Kong.

Dated:

IN WITNESS WHEREOF this deed has been executed the day and year above written.

[in the case where the relevant nominee is incorporated in Hong Kong or a company incorporated outside Hong Kong which has a company seal]

THE COMMON SEAL of [name of nominee] was hereunto affixed in the presence of:	) ) )

[Director][Authorised Signatory]

OR

[in the case where the relevant nominee is a company incorporated outside of Hong Kong and does not have any company seal]

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant authorised signatory]	)
for and on behalf of	)
[name of relevant nominee]	)
in the presence of	)

Signature of witness:
Name of witness:
Title:
Address of witness:

Occupation of witness:

OR

[in the case where the relevant nominee is an individual]

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant nominee]	)
in the presence of	)

Signature of witness:
Name of witness:
Title:
Address of witness:

Occupation of witness:

SCHEDULE 3

FORM OF IRREVOCABLE APPOINTMENT OF PROXY AND POWER OF ATTORNEY

VNET Group, Inc. (世纪互联集团)

We, GenTao Capital Limited, hereby irrevocably appoint Shining Rich Holdings Limited 耀富控股有限公司 and its successors, permitted transferees and permitted assigns as our:

1.	proxy to vote at meetings of the members of VNET Group, Inc. (世纪互联集团) (the “Company”) in respect of the___________________ordinary shares in the Company, represented by share certificate number___________________(the “Shares”), which are issued and/or registered in our name; and

2.	duly authorised representative and duly appointed attorney-in-fact to sign resolutions in writing of the Company in respect of the Shares.

The Shares have been mortgaged and/or charged to Shining Rich Holdings Limited 耀富控股有限公司 pursuant to a charge over shares dated ___________________2024 between GenTao Capital Limited as chargor and Shining Rich Holdings Limited 耀富控股有限公司 as chargee.

This proxy and power of attorney are irrevocable by reason of being coupled with the interest of Shining Rich Holdings Limited 耀富控股有限公司and its successors, permitted transferees and permitted assigns as chargee of the Shares.

(The remainder of this page is intentionally left blank)

This Deed has been executed as a deed this_________day of___________________2024

EXECUTED and DELIVERED as a deed by , its authorised director for and on behalf of GENTAO CAPITAL LIMITED	) ) ) ) ) ) )	Signature of director Name:

SCHEDULE 4

FORM OF NOTICE OF CHARGE

_____________________2024

VNET Group, Inc. (世纪互联集团) (the “Company”)

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Dear Sirs

CHARGE OVER SHARES

We hereby notify you that pursuant to a charge over shares (the “Charge over Shares”) dated _____________________2024 between GenTao Capital Limited as chargor (the “Chargor”) and Shining Rich Holdings Limited 耀富控股有限公司 as chargee (the “Investor”, which expression shall include its successors, permitted transferees and permitted assigns) (a copy of which is attached for your records), the Chargor has, inter alia, charged, by way of a first fixed charge,_____________________class ordinary shares in the Company owned by the Chargor, represented by share certificate[s] number___ [and ___ respectively] (the “Charged Shares”) and charged, by way of a first fixed charge, all of all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the Charged Shares including:

(a)	any proceeds of sale, transfer, redemption, substitution, exchange, conversion or other disposal, or agreement for sale, transfer, redemption, substitution, exchange, conversion or other disposal, of;

(b)	any moneys or proceeds paid or payable (including interest and dividends) deriving from;

(c)	any rights (including to securities), claims, guarantees, indemnities, security or covenants for title in relation to;

(d)	any awards or judgments in favour of the Charged Property (as defined in the Charge over Shares) in relation to;

(e)	any certificate or other evidence of title to;

(f)	all other rights, powers, benefits and privileges, present and future, which the Chargor may have in respect of; and

(g)	any other assets or property deriving from, the Charged Shares from time to time.

[We hereby notify you that additional _____________________ class ___ ordinary shares in the Company represented by share certificate[s] number _____[and __________respectively] owned by the Chargor shall become subject to the security interests created by the Charge over Shares.]

We request that you include the following annotation in the Register of Members of the Company and provide the Investor with a certified copy of an extract of the annotated Register of Members:

“The __________________class ________ordinary shares issued and registered in the name of GenTao Capital Limited represented by share certificate[s] number            [and             ] are charged in favour of Shining Rich Holdings Limited 耀富控股有限公司 pursuant to a charge over shares dated [Date] 2024, as amended from time to time. The date that this annotation is made is [Date].”

The terms of the Charge over Shares contemplate that additional class            ordinary shares in the Company owned by the Chargor may become subject to the security interests created by the Charge over Shares. If any such event occurs, we will issue a further notice to specifying the additional class ordinary shares in the Company owned by the Chargor which are then subject to the security interests created by the Charge over Shares and request that an additional annotation is made in the Register of Members.

We request that you, promptly and without delay, take any action necessary in order to effect a transfer of the Charged Shares made pursuant to the terms of the Charge over Shares following notice from the Investor including but not limited to passing any board resolutions and giving instructions to your Cayman Islands registered office provider or your share registrar that maintains your register of members.

This notice is governed by the laws of Hong Kong.

Yours faithfully,

Authorised Signatory

For and on behalf of

GenTao Capital Limited

SCHEDULE 5

INSTRUMENT OF TRANSFER

The undersigned, [shareholder name] (the “Transferor”), does hereby transfer to Citi (Nominees) Limited (the “Transferee”) [number of shares] Class A ordinary shares standing in my name in the undertaking called

VNET Group, Inc.

to hold the same unto the Transferee.

Signed by the Transferor:

In the presence of:

Witness to the above signature

Dated:

SCHEDULE 6

CONSENT AND DELIVERY INSTRUCTION – RESTRICTED HOLDER

[●][●], 20[●]

Citibank, N.A. - ADR Department 388 Greenwich Street New

York, New York 10013

Attn: Account Management

VNET Group, Inc. (CUSIP #                                                                           )*

Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated as of April 20, 2011, as amended and supplemented from time to time (the “Deposit Agreement”), by and among VNET Group, Inc. (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the Amended and Restated Restricted ADS Letter Agreement, dated as of January 26, 2021 (the “Amended and Restated Restricted ADS Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Amended and Restated Restricted ADS Letter Agreement.

The undersigned holder of Restricted Shares (as defined in the Amended and Restated Restricted ADS Letter Agreement) (the “Restricted Holder”) hereby advises the Depositary and the Company of its intent to deposit, or to cause to be deposited on its behalf, the Designated Shares specified in Schedule I hereto and the Company hereby consents to the issuance by the Depositary of the corresponding Designated Restricted ADSs (as defined in the Amended and Restated Restricted ADS Letter Agreement).

Each of the Restricted Holder and the Company hereby represents and warrants to the Depositary that (a) the Designated Shares (as defined in the Amended and Restated Restricted ADS Letter Agreement) being deposited for the purpose of the issuance of Designated Restricted ADSs are validly issued, fully paid and non-assessable, and free of any preemptive rights of the holders of outstanding Shares, (b) the deposit of the specified Designated Shares and the issuance and delivery of Designated Restricted ADSs in respect thereof, in each case upon the terms contemplated in the Amended and Restated Restricted ADS Letter Agreement, will not, as of the time of such deposit and issuance, require registration under the Securities Act, (c) all approvals required by Cayman Islands law to permit the deposit of the specified Designated Shares under the Deposit Agreement and the Amended and Restated Restricted ADS Letter Agreement have been obtained prior to the deposit of the specified Designated Shares, (d) the Designated Shares are of the same class as, and rank pari passu with, the other Shares on deposit under the Deposit Agreement, and (e) the specified Restricted Holder of the Designated Shares specified on Schedule I hereto will be the Beneficial Owner of the corresponding Designated Restricted ADSs immediately following the deposit of the Designated Shares.

* Please insert applicable CUSIP # prior to completion and delivery. General RADSs – CUSIP # 90138A 99 6 / Convertible Bond RADSs – CUSIP # 90138A 88 9.

Each of the Restricted Holder and the Company confirms that payment of the applicable fees, taxes and expenses payable under the terms of the Deposit Agreement and the Amended and Restated Restricted ADS Letter Agreement upon the deposit of Shares and issuance of ADSs is being made to the Depositary concurrently herewith.

Each of the Restricted Holder and the Company has caused this Consent and Delivery Instruction to be executed and delivered on its behalf by their respective officers thereunto duly authorized as of the date set forth above.

[RESTRICTED HOLDER]

By:
Name:
Title:

Consented to:

VNET Group, Inc.

By:
Name:
Title:

Schedule I

Designated Shares	Designated Restricted ADSs	of Designated Restricted ADSs
Shares	ADSs

SCHEDULE 7

WITHDRAWAL CERTIFICATION

[●][●], 20[●]

Citibank, N.A. - ADR Department 388 Greenwich Street

New York, New York 10013

Attn: Account Management

Dear Sirs:

VNET Group, Inc. (CUSIP #                                                                           )*

Reference is hereby made to (i) the Deposit Agreement, dated as of April 20, 2011, as amended and supplemented from time to time (the “Deposit Agreement”), by and among VNET Group, Inc. (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the Amended and Restated Restricted ADS Letter Agreement, dated as of January 26, 2021 (the “Amended and Restated Restricted ADS Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Amended and Restated Restricted ADS Letter Agreement.

1.            This Withdrawal Certification is being furnished in connection with the withdrawal of Restricted Shares upon surrender of Restricted ADSs to the Depositary.

2.            We acknowledge, or, if we are acting for the account of another person, such person has confirmed to us that it acknowledges, that the Restricted ADSs and the Restricted Shares represented thereby have not been registered under the Securities Act.

3.            We certify that either (check one):

(a)            we have sold or otherwise transferred, or agreed to sell or otherwise transfer and at or prior to the time of withdrawal will have sold or otherwise transferred, the Restricted ADSs or the Restricted Shares represented thereby to persons other than US Persons (as defined in Regulation S under the Securities Act) in an offshore transaction (as defined in Regulation S under the Securities Act) in accordance with Rule 904 of Regulation S under the Securities Act [, provided that in connection with such transfer, we have delivered or will deliver an opinion of U.S. counsel reasonably satisfactory to the Depositary and the Company to the effect that the transfer is exempt from the registration requirements of the Securities Act], or

(b)            we have sold or otherwise transferred, or agreed to sell or otherwise transfer and at or prior to the time of withdrawal will have sold or otherwise transferred, the Restricted ADSs or the Restricted Shares represented thereby in a transaction exempt from registration pursuant to Rule 144 under the Securities Act[, provided that in connection with such transfer, we have delivered or will deliver an opinion of U.S. counsel reasonably satisfactory to the Depositary and the Company to the effect that the transfer is exempt from the registration requirements of the Securities Act], or

(c)            we will be the beneficial owner of the Restricted Shares upon withdrawal, and, accordingly, we agree that (x) we will not offer, sell, pledge or otherwise transfer the Restricted Shares except (A) in a transaction exempt from registration pursuant to Rule 144 under the Securities Act, if available, (B) in an offshore transaction (as defined in Regulation S under the Securities Act) to persons other than U.S. Persons (as defined in Regulation S under the Securities Act) in accordance with Rule 904 of Regulation S under the Securities Act, (C) pursuant to any other available exemption from the registration requirements of the Securities Act, or (D) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of the states of the United States, and (y) we will not deposit or cause to be deposited such Restricted Shares into any depositary receipt facility established or maintained by a depositary bank (including any such facility maintained by the Depositary), so long as such Restricted Shares are “Restricted Securities” (within the meaning of given to such term in the Deposit Agreement).

* Please insert applicable CUSIP # prior to completion and delivery. General RADSs – CUSIP # 90138A 99 6 / Convertible Bond RADSs – CUSIP # 90138A 88 9.

The undersigned hereby instructs the Depositary to cancel the Restricted ADSs specified below, to deliver the Shares represented thereby as specified below and, if applicable, to issue to the undersigned a statement identifying the number of Restricted ADSs held by the undersigned and not cancelled pursuant to these instructions. The undersigned appoints the Depositary and any of its authorized representatives as its attorney to take the actions contemplated above on behalf of the undersigned. The undersigned confirms that applicable fees, taxes and expenses payable under the terms of the Deposit Agreement and the Amended and Restated Restricted ADS Letter Agreement in connection the cancellation of Restricted ADSs and the withdrawal of the corresponding Restricted Shares is being made to the Depositary concurrently herewith.

Name of Owner:

Social Security Number or
Taxpayer Identification Number of Owner:

Account Number of Owner:

Number of Restricted ADSs to be cancelled:

Delivery Information for delivery of Shares Represented by Restricted ADSs to be cancelled:

Date:

Signature of Owner:
(Identify Title if Acting in Representative Capacity)

MEDALLION GUARANTEE

Medallion Guarantee Stamp (Notary public seal is not acceptable)

Name of Firm Issuing Guarantee:

Authorized Signature of Officer:

Title of Officer Signing This Guarantee:

Address:

Area Code and Telephone Number:

Dated:

The signature(s) above must be guaranteed by an Eligible Guarantor Institution that is a member in good standing of a recognized Medallion Signature Guarantee Program approved by The Securities Transfer Association, Inc.

The signature(s) must be stamped with a Medallion Signature Guarantee by a qualified financial institution, such as a commercial bank, savings bank, savings and loan institutions, U.S. stock broker and security dealer, or credit union, that is participating in an approved Medallion Signature Guarantee Program. A NOTARY PUBLIC SEAL IS NOT ACCEPTABLE.

SCHEDULE 8

TRANSFER CERTIFICATION

[●][●], 20[●]

Citibank, N.A. - ADR Department

388 Greenwich Street

New York, New York 10013

Attn: Account Management

VNET Group, Inc. (CUSIP #                                                                           )*

Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated as of April 20, 2011, as amended and supplemented from time to time (the “Deposit Agreement”), by and among VNET Group, Inc., (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the Amended and Restated Restricted ADS Letter Agreement, dated as of January 26, 2021 (the “Amended and Restated Restricted ADS Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Amended and Restated Restricted ADS Letter Agreement.

In connection with the transfer of the Restricted ADSs surrendered herewith (the “Surrendered Restricted ADSs”) to the person(s) specified in Schedule I hereto, the undersigned Holder certifies that:

(CHECK ONE)

☐            (a)            The Surrendered Restricted ADSs are being transferred to a person who the undersigned Holder reasonably believes is a “Qualified Institutional Buyer” (within the meaning of Rule 144A under the Securities Act) for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A under the Securities Act and the transferee is acquiring the Surrendered Restricted ADSs for investment purposes only without a view to distribution.

OR

☐            (b)           The Surrendered Restricted ADSs are being transferred to a person other than a U.S. Person (as defined in Regulation S under the Securities Act) in an offshore transaction meeting the requirements of Regulation S under the Securities Act and the transferee is acquiring the Surrendered Restricted ADSs for investment purposes without a view to distribution.

If neither of the items above is checked, the Depositary shall not be obligated to register the Surrendered Restricted ADSs in the name of any person other than the Holder thereof unless and until the conditions to any such transfer or registration set forth in the Deposit Agreement and the Amended and Restated Restricted ADS Letter Agreement shall have been satisfied (including, without limitation, the delivery of an opinion of U.S. securities counsel).

* Please insert applicable CUSIP # prior to completion and delivery. General RADSs – CUSIP # 90138A 99 6 / Convertible Bond RADSs – CUSIP # 90138A 88 9.

The transferor confirms that applicable taxes and expenses payable in connection the transfer of ADSs under the terms of the Deposit Agreement and the Amended and Restated Restricted ADS Letter Agreement is being made to the Depositary concurrently herewith.

The transferee has and, if acting on behalf of the Beneficial Owner, such Beneficial Owner has agreed to take a Restricted ADSs identical to the Restricted ADSs surrendered for transfer and subject to the same restrictions on transfer set forth in the Amended and Restated Restricted ADS Letter Agreement.

By:
Name:
Title:
Dated:

MEDALLION GUARANTEE

Medallion Guarantee Stamp (Notary public seal is not acceptable)

Name of Firm Issuing Guarantee:

Authorized Signature of Officer:

Title of Officer Signing This Guarantee:

Address:

Area Code and Telephone Number:

Dated:

The signature(s) above must be guaranteed by an Eligible Guarantor Institution that is a member in good standing of a recognized Medallion Signature Guarantee Program approved by The Securities Transfer Association, Inc.

The signature(s) must be stamped with a Medallion Signature Guarantee by a qualified financial institution, such as a commercial bank, savings bank, savings and loan institutions, U.S. stock broker and security dealer, or credit union, that is participating in an approved Medallion Signature Guarantee Program. A NOTARY PUBLIC SEAL IS NOT ACCEPTABLE.

SCHEDULE 9

ISSUER CONSENT LETTER

VNET Group, Inc.

Guanjie Building Southeast 1st Floor

10# Jiuxianqiao East Road

Chaoyang District, Beijing 100016

People’s Republic of China

[Date]

Securities Services Operations, Citibank Hong Kong

9/F Citi Tower

One Bay East

83 Hoi Bun Road

Kwun Tong, Kowloon, Hong Kong.

Citibank, N.A., as depositary 388 Greenwich Street

New York, NY10013 Attn: ADR Department

Ladies and Gentlemen:

VNET Group, Inc. (the “Company”) hereby consents to the deposit into the ADR facility existing under the terms of the Deposit Agreement, dated as of April 20, 2011 (the “Deposit Agreement”), by and among the Company, Citibank, N.A., as Depositary, and the Holders and Beneficial Owners of American Depositary Shares issued thereunder, by the person(s) listed below of the Shares set forth opposite their name (none of which are “Restricted Securities” within the meaning given to such term in the Deposit Agreement).

Depositor	Shares

VNET Group, Inc.

By:
Name:
Title:

SCHEDULE 10

CONFIRMATION LETTER FOR SHARE TRANSFERS

VNET Group, Inc.

Guanjie Building Southeast 1st Floor

10# Jiuxianqiao East Road

Chaoyang District, Beijing 100016

People’s Republic of China

To:	Maples Fund Services (Cayman) Limited c/o Maples Fund Services (Asia) Limited 16th Floor, Central Plaza, 18 Harbour Road, Wanchai,

Hong Kong

Attn: Chris Liu/ Tim Lee/ Gary Lau

Date:

Dear Sirs,

VNET Group, Inc. (the “Company”)

Transfer of Class A Ordinary Shares

I hereby confirm, on behalf of the board of directors of the Company, that you are instructed to register the transfer of Class A ordinary shares of the Company from the transferor(s) listed in Exhibit A attached hereto to the transferees listed in Exhibit A attached hereto, upon receipt of the relevant signed instruments of transfer and without seeking further confirmation on the respective transfer.

The Company will issue new share certificates accordingly. A copy of the executed share certificate will be provided for your records.

The use of this letter was approved by written resolutions of the directors of the Company passed on 23 September 2011.

Yours faithfully,

Name:

Title: Director

For and on behalf of the Company

Exhibit A

Transferor(s)	Transferee(s)	Share Certificate No.	Number of Class A Ordinary Shares

SCHEDULE 11

OFFICER’S CERTIFICATE

I, [●] of VNET Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Island (the “Company”), do hereby certify that:

(a)            A registration has been made in the share register in the name of Citi (Nominees) Limited for [●] Class A ordinary shares, which shares are represented by Certificate No. [●] registered in the name of Citi (Nominees) Limited, as depositary (the“Depositary”).

(b)            Attached hereto as Exhibit A is a true, correct and complete specimen of the certificate representing Class A ordinary shares of the Company duly authorized and validly issued in accordance with the constituent documents of the Company.

(c)            The Class A ordinary shares referred to above are being deposited in accordance with the Deposit Agreement, dated as of April 20, 2011 by and among the Company, the Depositary and all Holders and Beneficial Owners of American Depositary Shares issued thereunder.

(d)            Attached hereto as Exhibit B is a true and correct extract from Maples Fund Services (Asia) Limited showing the Depositary as a member of the Company reflecting all Class A ordinary shares heretofore issued to the Depositary, and not otherwise cancelled by the Depositary, including, without limitation, those Class A ordinary shares referred to in (a) above.

IN WITNESS WHEREOF, I have duly executed and delivered this Officer’s Certificate dated of          , 20       .

VNET Group, Inc.

By:

Name:

Title:

SCHEDULE 12

CONSENT AND DELIVERY INSTRUCTION - COMPANY

[●][●], 20[●]

Citibank, N.A. - ADR Department

388 Greenwich Street

New York, New York 10013

Attn: Account Management

VNET Group, Inc. (CUSIP #                                                                           )*

Dear Sirs:

Reference is hereby made to (i) the Deposit Agreement, dated as of April 20, 2011, as amended and supplemented from time to time (the “Deposit Agreement”), by and among VNET Group, Inc. (the “Company”), Citibank, N.A., as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) the Amended and Restated Restricted ADS Letter Agreement, dated as of January 26, 2021 (the “Amended and Restated Restricted ADS Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Amended and Restated Restricted ADS Letter Agreement.

The Company hereby deposits the Designated Shares specified in Schedule I hereto on behalf of the specified beneficial owners thereof and hereby consents to the issuance by the Depositary of the corresponding Designated Restricted ADSs (as defined in the Amended and Restated Restricted ADS Letter Agreement).

The Company hereby represents and warrants to the Depositary that (a) the Designated Shares (as defined in the Amended and Restated Restricted ADS Letter Agreement) being deposited for the purpose of the issuance of Designated Restricted ADSs are validly issued, fully paid and non-assessable, and free of any preemptive rights of the holders of outstanding Shares, (b) the deposit of the specified Designated Shares and the issuance and delivery of Designated Restricted ADSs in respect thereof, in each case upon the terms contemplated in the Amended and Restated Restricted ADS Letter Agreement, will not, as of the time of such deposit and issuance, require registration under the Securities Act, (c) all approvals required by Cayman Islands law to permit the deposit of the specified Designated Shares under the Deposit Agreement and the Amended and Restated Restricted ADS Letter Agreement have been obtained prior to the deposit of the specified Designated Shares, (d) the Designated Shares are of the same class as, and rank pari passu with, the other Shares on deposit under the Deposit Agreement, and (e) the specified beneficial owners of the Designated Shares specified on Schedule I hereto will be the Beneficial Owners of the corresponding Designated Restricted ADSs immediately following the deposit of the Designated Shares.

The Company confirms that payment of the applicable fees, taxes and expenses payable under the terms of the Deposit Agreement and the Amended and Restated Restricted ADS Letter Agreement upon the deposit of Shares and issuance of ADSs is being made to the Depositary concurrently herewith.

The Company has caused this Consent and Delivery Instruction to be executed and delivered on its behalf by their respective officers thereunto duly authorized as of the date set forth above.

* Please insert applicable CUSIP # prior to completion and delivery. General RADSs – CUSIP # 90138A 99 6 / Convertible Bond RADSs – CUSIP # 90138A 88 9.

VNET Group, Inc.

By:
Name:
Title:

Schedule I

Designated Shares	Designated Restricted ADSs	Name and Address of Beneficial Owner of Designated Restricted ADSs
Shares	ADSs

The parties hereto have executed and delivered this Deed the day and year first above written.

THE CHARGOR

EXECUTED and DELIVERED as a deed by CHEN SHENG , its authorised director for and on behalf of GENTAO CAPITAL LIMITED	) ) ) ) ) ) )	/s/ Chen Sheng Signature of director Name: Chen Sheng

[Execution Page – Share Charge (Issuer– Listco) – Issuer]

THE INVESTOR

EXECUTED and DELIVERED as a deed by Wang Peng , its authorised signatory for and on behalf of SHINING RICH HOLDINGS LIMITED 耀富控股有限公司	) ) ) ) ) ) )	/s/ Wang Peng Signature of authorised signatory Name: Wang Peng

[Execution Page – Share Charge (Issuer – Listco) – Investor]